Exhibit (h)(2)

Amendment No. 1

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of September 3, 2015 (“Amendment No. 1”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and TCW Alternative Funds (the “Investment Company”), on its own behalf and on behalf of each portfolio of the Investment Company listed on Schedule B .

Background

BNYM and the Investment Company previously entered into the Transfer Agency And Shareholder Services Agreement, made as of April 27, 2015 (“Original Agreement”). The parties wish to amend the Original Agreement as set forth in this Amendment No. 1.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Original Agreement. The Original Agreement is hereby amended by deleting Schedule B in its entirety and replacing it with the Schedule B attached to Amendment No. 1 to Transfer Agency And Shareholder Services Agreement, dated as of September 3, 2015, between BNYM and the Investment Company.

2. Adoption of Amended Agreement by New Funds. Each Fund that has been added to Schedule B by virtue of this Amendment No. 1 acknowledges and agrees that (i) by virtue of its execution of this Amendment No. 1, it becomes and is a party to the Original Agreement as amended by this Amendment No. 1 (“Amended Agreement”) as of the date first written above, or if BNYM commenced providing services to the Fund prior to the date first written above, as of the date BNYM first provided services to the Fund, and (ii) it is bound by all terms and conditions of the Amended Agreement as of such date. The term “Fund” has the same meaning in this Amendment No. 1 as it has in the Original Agreement.

3. Remainder of Original Agreement. Except as specifically modified by this Amendment No. 1, all terms and conditions of the Original Agreement shall remain in full force and effect.

4. Governing Law. The governing law of the Original Agreement shall be the governing law of this Amendment No. 1.

5. Entire Agreement. This Amendment No. 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement.

6. Facsimile Signatures; Counterparts. This Amendment No. 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this

Amendment No. 1 or of executed signature pages to this Amendment No. 1 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director

TCW Alternative Funds
On its own behalf and on behalf of each portfolio of the Investment Company listed on Schedule B, severally and not jointly

By:	/s/ David S. DeVito
Name:	David S. DeVito
Title:	President and CEO

SCHEDULE B

(Dated: September 3, 2015)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency And Shareholder Services Agreement dated as of April 27, 2015 between BNY Mellon Investment Servicing (US) Inc. and TCW Alternative Funds.

Portfolios

TCW/Gargoyle Hedged Value Fund

TCW/Gargoyle Dynamic 500 Fund*

TCW/Gargoyle Systematic Value Fund*

TCW High Dividend Equities Long/Short Fund*

TCW/Carlyle Liquid Tactical Fund*

TCW/Carlyle Trend Following Fund*

TCW/Carlyle Absolute Return Fund*

*	Expected to open to the public on November 1, 2015